Exhibit 99.1

PRESS RELEASE

For Immediate Release:Contact:

Mollie Condra, Ph.D.

HealthStream

(615)-301-3237

mollie.condra@healthstream.com

HealthStream Acquires ShiftWizard, Expanding its Nurse & Staff Scheduling Solutions for Healthcare Providers

Named Category Leader in “2020 Best in KLAS Software & Services” report, ShiftWizard’s innovative SaaS-based scheduling application has earned a 97% retention rate among its customers

Nashville, Tennessee (October 12, 2020) – HealthStream (Nasdaq: HSTM) today announced that it has acquired ShiftWizard, Inc., a Raleigh, North Carolina-based company focused on providing a SaaS-based solution that integrates key workforce management capabilities, including scheduling, productivity, and forecasting. HealthStream adds to an emerging area of its workforce solutions that supports healthcare professionals and their management in effective staff scheduling—where administrative work is reduced, cost-savings are gained, and productivity data is made readily accessible to managers.

“Since ShiftWizard’s launch in 2007 as the first 100% web-based, healthcare-focused scheduling solution in the market, our mission has remained on revolutionizing the way healthcare organizations manage and communicate with their workforce,” said Christian Pardue, RN, Co-founder & Chief Product Officer, ShiftWizard. “Our success in doing that is reflected in a 97 percent retention rate among our customers that includes a staff buy-in and adoption rate of over 85 percent, the highest in the industry according to KLAS.”

As a leading nurse and staff scheduling solution, ShiftWizard helps healthcare organizations maximize staff availability, minimize cost, and ensure that caregivers are properly matched to patient needs. Based on these core capabilities, KLAS named ShiftWizard its Category Leader among scheduling applications in its acclaimed “2020 Best in KLAS Software and Services” report. Contributing to this selection was ShiftWizard’s emphasis on its highly rated user experience for nurses and staff.

Deb Woods, Chief Executive Officer, ShiftWizard, commented, “The ShiftWizard solution helps healthcare organizations ensure that the appropriate level of staffing with the right skillsets to address patient needs is achieved, while saving time in developing schedules and reducing costs to the healthcare provider. Our customers will benefit from expanded opportunities as part of HealthStream while continuing to receive outstanding support and service from the same ShiftWizard team.”

“Healthcare companies that combine the best in innovation, leadership, and quality to customers tend to rise to the top and perform the best—and those are all qualities well demonstrated by both HealthStream and ShiftWizard,” said Landon Gibbs, Managing Partner of Altitude Ventures, lead investor of ShiftWizard. “This is a great development for both companies; healthcare organizations that use their solutions will benefit.”

HealthStream’s addition of ShiftWizard expands its growing portfolio of solutions for nurse and staff scheduling, which began earlier in 2020 with the acquisition of NurseGrid. As the #1-rated app for nurses, NurseGrid helps hundreds of thousands of nurses coordinate their work schedule and non-work activities. Adding ShiftWizard to HealthStream’s offerings affords HealthStream even greater reach to the healthcare workforce—across both the organizational and individual levels. Moreover, we believe the complementary positioning of ShiftWizard and NurseGrid will enable integrations that will yield even smarter schedule management and enhanced nurse engagement.

“I would like to extend a warm welcome to ShiftWizard’s customers and employees,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “We are excited to add ShiftWizard’s impressive scheduling application to our workforce solutions. Using ShiftWizard, healthcare organizations can make informed, data-driven staffing decisions to effortlessly maximize resources. These capabilities are particularly important in the current COVID-19 environment with hospitals’ heavy patient loads—where the ability to effectively reallocate staff across the organization is critical in meeting patient-care demands.”

Terms of transaction:

HealthStream acquired ShiftWizard, Inc. for approximately $32.0 million in cash, subject to working capital and other customary purchase price adjustments.

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Jericho, New York; Boulder; Colorado; Denver, Colorado; San Diego, California; Chicago, Illinois; and Portland, Oregon. For more information, visit http://www.healthstream.com or call 800-521-0574.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including that the anticipated financial and strategic benefits of the acquisition may not be realized, as well as the result of risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 26, 2020, the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2020, filed on July 30, 2020, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any such forward-looking statements.

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